Exhibit 10.22

[DATE]

[Name]

[Email]

Dear [Name],

As you know, you are currently employed by Complete Solaria, Inc., a Delaware corporation (the “Company”) as its [Title], pursuant to the terms and conditions of an existing offer letter from the Company (the “Prior Offer Letter”). In connection with your continuing employment, you and the Company are hereby agreeing to amend the terms of your employment as set forth herein. The terms set forth in this offer letter (the “Offer Letter”) amend, restate, supersede, and replace the terms set forth in the Prior Offer Letter in their entirety.

Responsibilities and Location

As [Title], you will continue to report directly to [Name, Title] and have the customary responsibilities associated with the position. You and the Company may also agree to your serving as an officer or director of any of the Company’s affiliated entities. You agree to continue to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Base Salary

As a full-time employee, your base salary will be $[            ] annually, paid in accordance with the Company’s standard payroll policies, provided you have rendered services during the pay period and subject to any deductions permitted under law. Your base salary will be subject to review annually by the Company’s Board of Directors (the “Board”), or a committee thereof, as part of the Company’s normal salary review process. Your role as [Title] is full-time exempt, which means you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. As a full-time employee, you are eligible to participate in the benefits the Company provides to similarly situated full-time employees, as stated in this Offer Letter and the Company’s other policies.

Bonus

Beginning [Date], and for each year of employment thereafter, you will be eligible for an annual bonus of [ ]% of your annual gross salary (the “Annual Bonus”). Your Annual Bonus is not guaranteed and is based on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company typically sets its plan after Board review and approval of its Annual Operating Plan (AOP) which normally happens in the 1st Quarter of the calendar year. To be eligible to receive an Annual Bonus you must be employed by the Company and in good standing on the date of the applicable Annual

Complete Solaria | 5700 Northport Loop East | Fremont | CA 94538 | www.completesolaria.com

Bonus payment. All Bonuses will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings by no later than March 15th of the following calendar year. No prorated amount will be paid if your employment terminates for any reason prior to the payment date, other than as set forth below under “Severance”.

Equity Incentive Grant

The Company has previously granted to you, upon Board approval, an option or multiple options (individually or together the “Option”) to purchase shares of the Company’s Common Stock (the “Option Shares”). The Option is subject to the terms of the Company’s Stock Plan (the “Plan”) in effect at the time the Option was granted and the Notice of Stock Option Grant previously provided to you.

Benefits

As a full-time employee, you will continue to be eligible to participate in employee benefits and benefit plans that the Company generally makes available to its full-time employees, subject to the terms and conditions of such benefits and benefit plans, including any applicable waiting periods. Benefits generally become effective the first of the month following your first day of work.

Currently, exempt employees do not accrue vacation or sick leave and are not subject to any limits in how much vacation or sick leave they take per year. Under the Company’s non-accrual paid time off (“PTO”) policy, you shall have the right to take reasonable paid time off from time to time for vacation and other personal absences (including for short-term illnesses lasting no more than 14 days, and for medical appointments for yourself or a family member or any other reason covered by an applicable sick leave law), subject to your continuing job duties. Supervisors will approve PTO requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take paid time off is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation and sick leave is not allotted or accrued, there is no “unused” vacation or sick time to be carried over from one year to the next nor paid out upon termination. The Company’s non-accrual PTO policy will be interpreted and applied so that you receive any sick leave rights and protections available to you under applicable law.

Confidential Information and Company Policies

As a Company employee, you are expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

Severance

Subject to your compliance with the Preconditions (as defined below), then in the event your employment is terminated by the Company for reasons other than for Cause (as defined below), death, or Disability (as defined below), or you resign from your employment for Good Reason (as defined below) and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then the Company shall provide you with the following severance benefits (collectively, the “Severance Benefits”):

[Date]

(i)

an amount equal to six (6) months of your then-current base salary, less applicable withholdings, paid over such six (6) month period, on the schedule described below (the “Salary Severance”), provided, however, that if the Separation from Service occurs on or within twelve (12) months following a Change of Control (as defined in the Plan – for the avoidance of doubt, the contemplated merger with Freedom Acquisition I Corp. constitutes a Change of Control), the Salary Severance shall be an amount equal to twelve (12) months of your then-current base salary, less applicable withholdings, paid over such twelve (12) month period, on the schedule described below;

(ii)

a lump sum amount equal to any earned but unpaid Annual Bonus from a previous fiscal year plus a pro rata portion of the Annual Bonus with respect to the fiscal year in which such Separation from Service occurs (but only to the extent such Annual Bonus would have been earned by you pursuant to the “Bonus” section above and the objectives, requirements, and standards set forth in the “Bonus” section above would have been fully satisfied, in each case based on actual performance as determined following the end of the applicable fiscal year) (the “Bonus Severance”);

(iii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the six (6) month period following the termination of your employment (or, if the Separation from Service occurs on or within twelve (12) months following a Change of Control, the close of the twelve (12) month period following the termination of your employment), (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th)

[Date]

day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(iv)

the applicable post-termination exercise periods for any vested options as of the Separation from Service shall be extended to the earlier of (i) the six-month (6-month) anniversary of the Separation from Service (or the twelve-month (12-month) anniversary if the Separation from Service is on or within twelve (12) months following a Change of Control), (ii) the expiration date of the option, or (iii) earlier termination upon a corporate transaction as provided under the applicable stock plan (the “Post-Termination Exercise Period Extension”); and

(v)

if the Separation from Service is on or within twelve (12) months following a Change of Control, the Company shall accelerate 50% of the remaining unvested and outstanding stock options subject to time-based vesting.

No payments will begin or be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Severance and Bonus Severance that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Severance and other Severance Benefits being paid as originally scheduled.

The following definitions are applicable for purposes of this Offer Letter.

“Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee that has caused or is likely to cause material damage to the Company; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is likely to cause material damage to the Company; (iv) your breach or disclosure of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company) that has caused or is likely to cause material damage to the Company; (v) your willful failure to perform your employment duties as an employee (other than a failure resulting from your Disability) that has caused or is likely to cause material damage to the Company; or (vi) your willful breach of any of your obligations under any written agreement or covenant with the Company. In the event that the Company believes that Cause has arisen pursuant to the above (other than clause (ii) of this definition) termination shall become effective only after specific written notice thereof from the Company describing the Cause and a 30-day period in which to cure such failure, provided no such notice and cure period is required if the Company determines, in its sole discretion, that Cause is not reasonably curable. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

[Date]

“Disability” means that you have been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Good Reason” means your resignation from employment within 30 days following the “notice and cure period” described below following the occurrence of one or more of the following without your consent: (i) a material reduction in your duties, authorities or responsibilities, provided, however, that a change in your position following a Change of Control shall not constitute Good Reason so long as you retain substantially the same authorities, duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change of Control; (ii) a reduction in your base salary by more than 10% (other than in connection with similar decreases of other comparable employees of the Company); or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation that is consensual or does not increase your average commute time by more than 1 hour from your then present location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.

The “Preconditions” to your receipt of any severance benefits under this Offer Letter are that you must continue to comply with your obligations under your Confidential Information and Inventions Assignment Agreement; (b) deliver to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date (or such shorter period as may be provided for in such general release of claims); and (c) if you are a member of the Board, you must resign from the Board, effective no later than the date of your termination date (or such other date as requested by the Board).

It is intended that all of the severance benefits and other payments payable under this Offer Letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

[Date]

“At Will” Employment

Employment with the Company is “at will.” This means that you or the Company may terminate your employment at any time, with or without cause. Although your job duties, title, responsibilities, reporting level, compensation, benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the Company’s sole discretion, the “at will” nature of your employment may only be changed in an express agreement signed by you and an authorized representative of the Company.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment. If the Company informs you that you are required to complete a background check or reference check, this offer is contingent upon satisfactory clearance of such processes. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Continuing Obligations; Amendment

By signing below, you confirm that you are able to continue performing this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information as possible about such restrictions, including copies of any agreements between you and your current or former employer describing such restrictions on your activities. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company.

Enforcement; Arbitration

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last

[Date]

worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief , the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

[Date]

If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

[Name] we are incredibly excited you will continue to be part of the team at Complete Solaria. You may indicate your agreement with these terms and accept this offer by signing and dating this Offer Letter. This offer will expire if it is not accepted, signed and returned by end of day [Date]. We look forward to your favorable reply and to the opportunity to continue to work with you.

Sincerely,

By:
William Anderson
CEO
Complete Solaria, Inc.

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this Offer Letter and I accept each of those terms. I further understand that this Offer Letter, together with my Employee Confidential Information and Inventions Assignment Agreement, is the Company’s complete offer of continuing employment to me, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment including but not limited to the Prior Offer Letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Offer Letter.

[Name]

Signature

Date

[Date]